Exhibit 10.53

SECOND AMENDMENT TO CONSULTING AGREEMENT

THIS SECOND AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”) is made and entered as of the 23rd day of February, 2012 by and between K&R, LLC, a Kentucky limited liability company and successor in interest to K&R Corporation, a Kentucky corporation (“K&R”), and INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA”).

— RECITALS —

          ISA operates that certain scrap metal and paper recycling business located at 7100 Grade Lane, Louisville, Kentucky 40213, which includes the equipment necessary for the recovery of scrap metal and paper waste and the computer systems and office equipment necessary to operate the businesses.

          K&R employs management personnel experienced in the scrap metal and paper recycling industries and the waste disposal industry, and is engaged in the business of planning and consulting with the owners and operators of such businesses.

          ISA and K&R entered into a Consulting Agreement dated as of January 2, 1998, as amended on March 26, 2010 (the “Prior Agreement”), whereby ISA engaged K&R as a consultant and retained the services of K&R management personnel to plan and consult regarding ISA’s businesses. The parties now desire to amend the Prior Agreement in certain respects to reflect the decreased value of the consulting services that K&R is providing to ISA.

— AGREEMENT —

          In consideration of the preliminary statements and mutual promises and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

Definition of Terms. Terms used herein with their initial letters capitalized and not otherwise defined herein shall have the meaning given to such terms in the Prior Agreement.

Amendments to the Prior Agreement. Section 9 of the Prior Agreement is hereby amended so that as amended such section shall read in its entirety as follows:

“9. K&R’s Compensation — Consultant Fee. ISA shall pay to K&R in cash a consultant fee for its performance of the Consulting Activities in the sum of Two Hundred Forty Thousand Dollars ($240,000) per year, payable in equal monthly installments of Twenty Thousand Dollars ($20,000) in advance, on or before the 1st day of each consecutive calendar month beginning January 1, 2012.”

Ratification. The Prior Agreement is hereby ratified, confirmed and reaffirmed in its entirety in all other respects.

Miscellaneous.

(a)

Binding Effect. This Amendment shall inure to the benefit of and shall be binding upon K&R and its successors and assigns, and ISA and its successors and assigns; provided, however, that K&R shall not be entitled to assign or delegate any rights or obligations hereunder without the prior written consent of ISA.

(b)	Governing Law. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of

Kentucky.

(c)

Counterparts. This Amendment may be signed by each party hereto upon a separate copy, in which event all of said copies shall constitute a single counterpart to this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, and it shall not be necessary, in making proof of this Amendment, to produce or account for more than one such counterpart.

(d)	Entire Agreement. No additional or further amendment, change, modification or waiver shall be enforceable unless in writing and signed by the parties hereto.

The parties hereto have executed this Amendment as of the date first above written.

K&R, LLC, a Kentucky limited liability

By:	/s/ Harry Kletter

Title:	Chief Executive Officer

INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation

By:	/s/ Harry Kletter

Title:	Chief Executive Officer